Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

Phone:	(212) 885-5000

Facsimile:	(212) 885-5001

August 18, 2026

The Board of Directors
Xcel Brands, Inc.
550 Seventh Avenue, 11th Floor
New York, New York 10018

Re:	Xcel Brands, Inc.

Ladies and Gentlemen:

We have acted as counsel to Xcel Brands, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $10,000,000 of shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (No. 333-276698) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 18, 2026 filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Act supplementing the Base Prospectus (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold (if any) by the Company under that certain At The Market Offering in accordance in accordance with the Equity Distribution Agreement dated August 18, 2026, by and between the Company and Maxim Group LLC (the “Sales Agreement”), as described in the Prospectus.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Prospectus; (iii) the Sales Agreement; (iv) resolutions adopted by the Board of Directors of the Company (the “Board”); (v) the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”); (vi) the Company’s Third Restated and Amended Bylaws; and (vii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures.

RE: Xcel Brands, Inc.

August 18, 2026

In connection with the issuance and sale of the shares, we have assumed (i) that each sale of Shares will be duly authorized by the Board, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the Delaware General Corporation Law (“DGCL”); (ii) that the price at which the Shares are sold will equal or exceed the par value of the Common Stock; and (iii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate the issuance of the Shares. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of the Common Stock available for issuance under the Sales Agreement to exceed the number of shares of the Common Stock available for issuance by the Company.

In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (except to the extent we have opined on such matters below) the validity and binding effect on such parties.

As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of the Common Stock available for issuance under the Sales Agreement to exceed the number of shares of the Common Stock available for issuance by the Company.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that when the Shares have been issued and paid for in accordance with the terms and conditions of the Sales Agreement and as provided in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

RE: Xcel Brands, Inc.

August 18, 2026

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit in the Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/BLANK ROME LLP

BLANK ROME LLP